SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2

(AMENDMENT NO. )*

Zimmer Biomet Holdings, Inc.
_____________________________________________
(Name of Issuer)

Common Stock
_____________________________________________
(Title of Class of Securities)

98956P102
_____________________________________________
(CUSIP Number)

12/31/15
_____________________________________________
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 4 Pages

CUSIP NO.  98956P102                                                      13G                                Page 2 of 4 Pages

1.	NAME OF REPORTING PERSONS

Massachusetts Financial Services Company ("MFS")

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(SEE INSTRUCTIONS)

a)           ☐           (b)           ☐

Not Applicable

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

12,036,647 shares of common stock

6.	SHARED VOTING POWER

None

7.	SOLE DISPOSITIVE POWER

15,081,382 shares of common stock

8.	SHARED DISPOSITIVE POWER

None

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

15,081,382 shares of common stock, consisting of shares beneficially owned by MFS and/or certain other non-reporting entities.

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)	☐

Not Applicable

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

7.4

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IA

Schedule 13G                                                                                                Page 3 of 4 Pages

ITEM 1:	(a)	NAME OF ISSUER:

See Cover Page

(b)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

345 East Main Street
Warsaw, IN  46580

ITEM 2:	(a)	NAME OF PERSON FILING:

See Item 1 on page 2

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

111 Huntington Avenue
Boston, MA  02199

(c)           CITIZENSHIP:

See Item 4 on page 2

(d)           TITLE OF CLASS OF SECURITIES:

See Cover Page

(e)           CUSIP NUMBER:

See Cover Page

ITEM 3:	The person filing is an investment adviser in accordance with
Rule 13d-1(b)(1)(ii)(E)

ITEM 4:	OWNERSHIP:

(a)           AMOUNT BENEFICIALLY OWNED:

See Item 9 on page 2

(b)           PERCENT OF CLASS:

See Item 11 on page 2

(c)	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS (SOLE AND SHARED):

See Items 5-8 on page 2

ITEM 5:	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:	☐

Not Applicable

Schedule 13G                                                                                                Page 4 of 4 Pages

ITEM 6:	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7:	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

Not Applicable

ITEM 8:	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:	NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:	CERTIFICATIONS:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:           February 9, 2016

Massachusetts Financial Services Company

By:           /s/ DANIEL W. FINEGOLD
Daniel W. Finegold
Vice President and Assistant Secretary